Exhibit 99.1

AJP HOLDING COMPANY, LLC

P.O. Box 2729

Sunnyvale, CA 94087

March 20, 2025

Sonim Technologies, Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

Attention: Clay Crolius, Secretary

Re:	Sonim Technologies, Inc. – Notice of Nomination of Directors

Ladies and Gentlemen:

Reference is hereby made to Article III, Section 5 of the Amended and Restated Bylaws (“Bylaws”) of Sonim Technologies, Inc. (the “Company”). In accordance with Section 5(b) of the Bylaws, the undersigned, AJP Holding Company, LLC (“AJP”), on behalf of itself as a record holder of shares of the Company, and on behalf of Orbic North America, LLC, as beneficial owner of shares of the Company, hereby notify the Company of its intent to nominate the following individuals to serve as directors of the Company at the upcoming 2025 Annual Meeting of Stockholders (the “Meeting”):

Douglas B. Benedict

Joseph M. Glynn

Gregory Mark Johnson

Surendra Singh

Michael Wallace

The information required for each of the director nominees pursuant to Section 5(b)(1) of the Bylaws, as well as the information required for Orbic and AJP pursuant to Section 5(b)(4) of the Bylaws, as the proponents of the director nominees, is set forth below. Each director nominee has provided such person’s written consent to being named as a nominee and to serving as a director of the Company if elected, copies of which are attached hereto as Annex A.

Information Regarding Nominees

Douglas B. Benedict

Age: 60

Business and Residence Address: 1001 Isla Verde Square, Vero Beach, FL 32963

Principal Occupation or Employment:

(i)	Managing Principal, Regent Advisors (2005 to present): Regent Advisors is corporate development, strategic and financing advisor to privately-held company owners, boards of directors, entrepreneurs, c-suite executives and investors with respect to corporate strategy, M&A, capital structure, growth initiatives and operational efficiencies.

(ii)	Executive Vice President – Corporate Development, Orbic North America, LLC (2022 to present): Mr. Benedict’s role at Orbic relates to advising on developing and executing Orbic’s organic and inorganic growth through strategy formulation and execution, including M&A, capital financings, strategic alliances, and corporate investing.

(iii)	Managing Director, Outcome Capital (2018 to 2022): Outcome Capital was a dual focused technology and specialized life sciences healthcare investment banking firm, providing advisory services to management teams and boards of directors with respect to M&A, corporate finance, corporate strategy and strategic alliances.

(iv)	Director, CHR Solutions (2013-Present): Board Director of private network service provider that specializes in software business solutions (B/OSS), broadband engineering services, and managed IT, and NOC services for enterprise customers.

(v)	Advisory Board Member & Investor, FinPro Solutions (2022-2024): Advisory Board Member and Investor in financial software-as-a-service (SaaS) provider of real-time financial analysis to SMEs across industry verticals that drives profitability and operational improvements.

Class and number of shares of each class of capital stock of the Company which are owned of record and beneficially: None.

Date on which Such Shares were Acquired and the Investment Intent of such Acquisition: Not Applicable.

Joseph M. Glynn

Age: 62

Business and Residence Address: 325 South Sierra Ave, Suite 12, Solana Beach, CA 92075

Principal Occupation or Employment:

(i)	Vice President, Business Development, Qualcomm Technologies, Inc. (1997 to 2024): Mr. Glynn’s role at Qualcomm related to building and managing strategic relationships with CDMA, UMTS and LTE carriers, and OEM/ODM’s around the world, with the primary goal of creating demand for Qualcomm products and services.

(ii)	Director, IT&E, (2024 to present): Telecommunications company serving communities of the Northern Mariana Islands and Guam. IT&E is a leader in wireless voice and data services and business solutions in the region, serving 90,000 wireless and 21,000 wireline customers in the region.

(iii)	Director, Consumer Technology Association (2019 to present): Advisory Board helping tech companies connect, collaborate and contribute to accelerate innovation.

(iv)	Director, 450 MHz Alliance (2014 to present): An international association focused on growing and promoting the use of specific RF bands. The members of the alliance include wireless carriers, equipment manufacturers, and companies in various vertical markets for machine-to-machine communication. The alliance is committed to promoting the potential of the 450 MHz spectrum and helping its members achieve their objectives more effectively.

Class and number of shares of each class of capital stock of the Company which are owned of record and beneficially: None.

Date on which Such Shares were Acquired and the Investment Intent of such Acquisition: Not applicable.

Gregory Mark Johnson

Age: 55

Business Address: P.O. Box 129, Port Washington, NY 11050

Residence Address: 18 Lighthouse Rd., Port Washington, NY 11050

Principal Occupation or Employment:

(i)	Executive Vice President – Orbic Financial Services, Orbic North America, LLC (2024 to present): Mr. Johnson’s role at Orbic relates to advising on developing and executing Orbic’s suite of digital financial products to provide consumers point of sale financing solutions and other point of sale transaction processing business solutions.

(ii)	Chief Executive Officer and Founder, Vintelligence dba Re-CreatedLLC.com (2020 to present): Vintelligence is a strategic advisory firm founded by Mr. Johnson which is focused on scaling business revenues through brand and product reimagination and go-to-market execution.

(iii)	SVP, Partnerships & Customer Development, OnDeck Capital (acquired by Enova International) (2018- 2020): Mr. Johnson’s role at OnDeck focused on driving revenue growth and transforming partnerships and Business development teams representing approximately 2/3rds of OnDeck’s revenue.

(iv)	Advisor, TracerLabs (2024-Present): Advisor regarding go-to-market partnerships.

(v)	Advisor, FISKL (2023-Present): Advisor regarding financial services relationships.

(vi)	International Advisory Board Member, Emerge Advisor (2020-2023).

(vii)	Growth Advisor, MAXAFI (2020-2023).

Class and number of shares of each class of capital stock of the Company which are owned of record and beneficially: None.

Date on which Such Shares were Acquired and the Investment Intent of such Acquisition: Not Applicable.

Surendra Singh

Age: 65

Business and Residence Address: 2210 246th Place NE, Sammamish, WA 98074

Principal Occupation or Employment:

(i)	Chief Sales & Partnership Officer, CoreStack (2023 to present): Mr. Singh’s role at CoreStack is focused on leading global sales and partnerships, accountable for driving business value, revenue, and growth. CoreStack is an AI-powered, best-in-class NextGen Cloud Governance and Management platform – allowing enterprises to embrace, enhance, and extend native cloud capabilities in a unified dashboard across the most complex multi-cloud and hybrid environments.

(ii)	Vice President, Global Partnerships and Alliances, CoreStack (2020- 2023): Mr. Singh’s role focused on leading global partnerships and alliances to maximize CoreStack’s business and revenue potential.

(iii)	Various, Microsoft Corporation (1995-2020): For the period between 1995 and 2020, Mr. Singh served in various roles at Microsoft Corporation, including as Senior Director, Hyperscalers & MSPs, One Commercial Partner (2017-2020) and Sr. Director, Partner Hosting & Cloud Services (2011-2017).

Class and number of shares of each class of capital stock of the Company which are owned of record and beneficially: None.

Date on which Such Shares were Acquired and the Investment Intent of such Acquisition: Not Applicable.

Michael W. Wallace

Age: 58

Business and Residence Address: 2218 Via Tiempo, Cardiff, CA 92007

Principal Occupation or Employment:

(i)	Senior Vice President and General Manager, Emerging Business, Qualcomm Technologies, Inc. (2003 to 2021): Mr. Wallace’s role at Qualcomm related to the management of ten unique business units that included; Mobile App Store-BREW, VOIP over IP platform for PTT-QChat, IoT Smart Cities, GPS reselling business, and wireless charging for electric vehicles.

(ii)	Director, LinkNYC (2019 to 2021): LinkNYC is a first-of-its-kind communications network that has replaced pay phones across the five boroughs. Each LinkNYC structure provides super-fast, free public Wi-Fi, phone calls, device charging, and a tablet for access to city services, maps, and directions.

(iii)	Vice President of Sales and Marking, Qualcomm Technologies, Inc. (1998 to 2003): Mr. Wallace’s role was responsible for sales, marketing and logistics for Qualcomm’s Handset division.

Class and number of shares of each class of capital stock of the Company which are owned of record and beneficially: None.

Date on which Such Shares were Acquired and the Investment Intent of such Acquisition: Not Applicable.

Information Regarding Proponents

AJP Holding Company, LLC

Address: P.O. Box 2729, Sunnyvale, California 94087

Class, series and number of shares of the Company that are owned beneficially and of record: Record and beneficial holder of 1,946,345 shares of common stock, par value $0.001 per share (“common stock”).

Description of Arrangements/Understandings: As disclosed in Amendment No. 3 to Schedule 13D (the “Schedule 13D Amendment”) filed by AJP and Orbic, among others, on March 18, 2025 with the Securities and Exchange Commission (the “SEC”) (a copy of which is attached hereto as Annex B), on January 10, 2025, AJP entered into a non-binding Preliminary Summary of Terms and Conditions (the “LOI”) with Orbic for the purchase by Orbic of 973,173 shares of common stock at a purchase price of $4.21 per share, which was equal to the current market price of the shares of common stock plus a 30% premium (the “Purchase Price”), for aggregate consideration of $ 4.1 million. In addition, the LOI provides for AJP to grant Orbic an option to purchase an additional 486,586 shares of common stock and a right of first purchase relative to the remaining 486,586 shares of common stock retained by AJP. The LOI provides that the Purchase Price will be paid as follows: (i) $200,000 on the date of signing of a definitive purchase agreement as a non-refundable deposit of the Purchase Price; and (ii) the balance to be paid within six months of the closing of the transaction. The LOI also provides for Orbic to pledge the shares of common stock being sold to AJP as security for the payment. Orbic and AJP have negotiated, finalized and placed in escrow signed definitive documents to carry out the terms of the LOI. The escrow remains in place and has not been released.

Additionally, on March 11, 2025, AJP and Orbic entered into an Irrevocable Proxy Agreement (the “Proxy Agreement”) with AJP to provide Orbic with sole voting power over all 1,946,345 shares of common stock held by AJP to use in connection with a contemplated proxy solicitation for the election of a slate of nominees for election to the Company’s board of directors at the meeting. The Proxy Agreement also provides that AJP may not dispose of any shares of common stock without the consent of Orbic during the term of the Proxy Agreement.

Finally, certain members of AJP and Orbic are in discussions concerning the possible sale or other transfer to Orbic of up to 60% of the membership interests in AJP. These discussions have not been concluded. In connection with such discussions, the transactions contemplated by the LOI may be amended or terminated.

Copies of the LOI and the Proxy Agreement have been filed with the SEC as exhibits to the Schedule 13D and are incorporated herein by reference. A copy of the Schedule 13D accompanies this Notice.

In connection with its efforts regarding the nomination of directors at the Meeting, AJP may seek to acquire additional shares of Company common stock or otherwise exercise all rights available under applicable law.

Representations of AJP: AJP hereby represents to the Company the following:

(i)	AJP has record and beneficial ownership of 1,946,345 shares of the Company entitled to vote at the meeting by Orbic pursuant to the Proxy Agreement and intends to appear in person or by proxy at the meeting to nominate the persons specified in this notice; and

(ii)	AJP and Orbic intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Company’s voting shares to elect nominees, including holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors.

Supporting Stockholders: As of the date hereof, Orbic and AJP are not aware of any other stockholders supporting its proposed director nominees.

Derivative Transactions: The information set forth above under the caption “Information Regarding Proponents—AJP Holding Company, LLC—Description of Arrangements/Understandings” is incorporated by reference herein.

Orbic North America, LLC

Address: 555 Wireless Blvd., Hauppauge, NY 11788

Class, series and number of shares of the Company that are owned beneficially and of record: Beneficial holder of 1,947,345 shares of common stock of the Company.

Description of Arrangements/Understandings: As disclosed in the Schedule 13D Amendment filed by AJP and Orbic, among others, on March 18, 2025 with the SEC (a copy of which is attached hereto as Annex B), on January 10, 2025, AJP entered into a non-binding LOI with Orbic for the purchase by Orbic of 973,173 shares of common stock at a purchase price of $4.21 per share, which was equal to the current market price of the shares of common stock plus a 30% premium, for aggregate consideration of $ 4.1 million. In addition, the LOI provides for AJP to grant Orbic an option to purchase an additional 486,586 shares of common stock and a right of first purchase relative to the remaining 486,586 shares of common stock retained by AJP. The LOI provides that the Purchase Price will be paid as follows: (i) $200,000 on the date of signing of a definitive purchase agreement as a non-refundable deposit of the Purchase Price; and (ii) the balance to be paid within six months of the closing of the transaction. The LOI also provides for Orbic to pledge the shares of common stock being sold to AJP as security for the payment. Orbic and AJP have negotiated, finalized and placed in escrow signed definitive documents to carry out the terms of the LOI. The escrow remains in place and has not been released.

Additionally, on March 11, 2025, AJP and Orbic entered into the Proxy Agreement with AJP to provide Orbic with sole voting power over all 1,946,345 shares of common stock held by AJP to use in connection with a contemplated proxy solicitation for the election of a slate of nominees for election to the Company’s board of directors at the meeting. The Proxy Agreement also provides that AJP may not dispose of any shares of common stock without the consent of Orbic during the term of the Proxy Agreement.

Finally, certain members of AJP and Orbic are in discussions concerning the possible sale or other transfer to Orbic of up to 60% of the membership interests in AJP. These discussions have not been concluded. In connection with such discussions, the transactions contemplated by the LOI may be amended or terminated.

On March 18, 2025, Orbic purchased 1,000 shares of common stock in the open market at a purchase price of $2.19 per share.

Orbic and certain members of AJP are in discussions concerning the possible sale or other transfer to Orbic of up to 60% of the membership interests in AJP. These discussions have not been concluded. In connection with such discussions, the transactions contemplated by the LOI may be amended or terminated.

Copies of the LOI and the Proxy Agreement have been filed with the SEC as exhibits to the Schedule 13D and are incorporated herein by reference. A copy of the Schedule 13D accompanies this Notice.

In connection with its efforts regarding the nomination of directors at the Meeting, Orbic may seek to acquire additional shares of Company common stock or otherwise exercise all rights available under applicable law.

Finally, an affiliate of Orbic, Reliance Communications, LLC and the Company are involved in an ongoing litigation matter captioned Reliance Communications, LLC v. Chuang Wang, Teleepoch Limited LLC, Uni America LLC, Sonim Technologies, Inc., 24-CV-4433, filed in the United States District Court for the Eastern District of New York. The complaint alleges that Wang, owner of Teleepoch Limited LLC (“Teleepoch”), Teleepoch, and Uni America, which is also controlled by Wang, misappropriated Reliance Communications, LLC’s (Reliance) technology and design for a mobile hotspot featuring a single millimeter wave antenna by providing it to the Company, Reliance’s competitor. As a procedural matter, the action has been voluntarily dismissed against Wang, Teleepoch, and Uni. It is still pending against the Company. The Company has filed a motion to dismiss, which is scheduled for oral argument on March 27, 2025.

Representations of Orbic: Orbic hereby represents to the Company the following:

(i)	Orbic is the beneficial ownership of 1,947,345 shares of the Company, all of which is entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate the persons specified in this notice; and

(ii)	Orbic and AJP intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Company’s voting shares to elect nominees, including holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors.

Supporting Stockholders: As of the date hereof, Orbic and AJP are not aware of any other stockholders supporting its proposed director nominees.

Derivative Transactions: The information set forth above under the caption “Information Regarding Proponents—Orbic North America, LLC—Description of Arrangements/Understandings” is incorporated by reference herein.

This Notice is being delivered pursuant to the Secretary of the Company at its principal executive offices at the date first set forth above which is within the timeframe required by Section 5(b)(3) of the Bylaws. Based on information received from each director nominee, the proponents believe that the proposed slate of director nominees satisfies the director independence requirements of Nasdaq Listing Rule 5605, as well as the audit committee and compensation committee composition requirements under Nasdaq Listing Rules and the requirements under applicable securities laws. Neither of the proponents is aware of any additional information concerning any director nominee that would be required to be disclosed in proxy statement soliciting proxies for the election of such nominee or that is otherwise required to be disclosed purchase to Section 14 of the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

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Very truly yours,

AJP Holding Company, LLC,
a Delaware limited liability company

By:	/s/ Jeffrey Wang
Name:	Jeffrey Wang
Title:	Manager

ACKNOWLEDGED AND CONFIRMED AS OF THE ABOVE DATE;

Orbic North America, LLC.,
a New York limited liability company

By:	/s/ Parveen Narula
Name:	Parveen Narula
Title:	Chief Executive Officer

cc:	William N. Haddad, Esq.
Kirill Y. Nikonov, Esq.
Venable LLP
151 W. 42nd Street, 49th Floor
New York, NY 10036

Arthur Marcus, Esq.
Sichenzia Ross Ference Carmel
1185 Avenue of the Americas, 31st Floor
New York, NY 10036

Richard F. Langan, Jr., Esq.
Conrad R Adkins, Esq.
Nixon Peabody LLP
Tower 46, 55 West 46th Street,
New York, NY 10036-4120

Michael D. Allen, Esq.
Richards, Layton & Finger, P.A.
920 N. King Street
Wilmington, DE 19801

Enclosure:	Annex A – Director Consents
Annex B – Schedule 13D filed on March 18, 2025

Annex A

Consent of Director Nominee to Serve as a Director

Annex B

Amendment No. 3 to Schedule 13D filed by Orbic and AJP, on March 18, 2025